Exhibit (a)(60)

Exhibit (d)(43)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

ALAN G. STEVENS, Individually and on Behalf of All Others Similarly Situated, Plaintiff, v. SEMBCORP UTILITIES PTE LTD., Defendant.	10 Civ. 4481 (SHS)

I, ANTHONY M. CANDIDO, hereby declare as follows:

1. I am a member of the Bar of this Court and a partner with the law firm Clifford Chance US LLP, attorneys for Sembcorp Utilities Pte Ltd. (“Sembcorp”) in this action. I submit this Declaration in support of Sembcorp’s Motion to Dismiss.

2. Attached hereto as Exhibit A is a true and correct copy of the transcript from the hearing held before this Court on June 18, 2010.

3. Attached hereto as Exhibit B is a true and correct copy of Amendment No. 7 to Schedule TO-T filed by Sembcorp on June 21, 2010 (without exhibits).

4. Attached hereto as Exhibit C is a true and correct copy of an e-mail sent by David Wissbroecker to William Wallace and Anthony Candido dated June 19, 2010.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 23rd day of June, 2010.

/s/ Anthony M. Candido
Anthony M. Candido